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                                                                 Exhibit 10.13.1

                      Applied Extrusion Technologies, Inc.
                               3 Centennial Drive
                          Peabody, Massachusetts 01960

                                                              September 30, 2002



By hand delivery

Thomas E. Williams
40 Foster Street
Marblehead, Massachusetts  01945

Dear Mr. Williams:

     As we have discussed, you and we have agreed that your employment with Applied Extrusion Technologies, Inc., a Delaware corporation (the "Company"), has terminated, effective as of today, September 30, 2002 (the "Termination Date"). The purpose of this letter is to confirm the agreement between you and the Company concerning certain financial arrangements and other matters, as follows:

     1. Resignations. You hereby resign as the President and Chief Executive Officer of the Company, and as an officer and/or director of each subsidiary of the Company if you hold such position(s) with such subsidiary, and all other positions, offices and directorships with the Company and its subsidiaries. Notwithstanding the foregoing, you will remain a member of the Board of Directors of the Company (the "Board") until the end of your current term, subject to law and the governing documents of the Company. The Company, for itself and on behalf of each such subsidiary, hereby accepts such resignation. It is understood and agreed that the Company and its subsidiaries will take actions in reliance on these resignations and that they are irrevocable. You agree and acknowledge that as of the Termination Date, except solely in your capacity as a member of the Board, you do not have the authority, and will not endeavor, to act or to make representations or commitments for the Company or any of its subsidiaries, or to obligate the Company or any of its subsidiaries to any contracts or to pledge their credit. You hereby confirm that you have no disagreement with the Company that would lead to an obligation to file a Current Report on Form 8-K under the Securities Exchange Act of 1934 and the rules and regulations thereunder, all as from time to time in effect (collectively, the "1934 Act"), by virtue of such disagreement, and you agree not to submit a letter to the Company which would require disclosure in such a Current Report on Form 8-K.

     2. Final Salary and Vacation Pay. You acknowledge that you have received pay for all work you have performed for the Company during the current payroll period, to the extent not previously paid, as well as pay, at the rate of your Salary (as hereinafter

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defined), for the eight vacation days you had earned, but not used, as of the
Termination Date determined in accordance with Company policy and as reflected on the books of the Company.

     3. Severance Benefits. In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations under it and under your Amended and Restated Employment Agreement, initially made as of April 1, 2002 and amended and restated as of August 1, 2002 (the "Employment Agreement"), the Company agrees with you as follows:

          (a) For all purposes hereof and of the Employment Agreement, the following terms shall have the following meanings:

               (i)    "Average Bonus" shall mean $135,750;

               (ii)   "Benefits Termination Date" shall mean September 30, 2005;

               (iii)  "Expiration Date" shall mean August 1, 2005;

               (iv)   "Salary" shall mean $543,000; and

               (v)    "Termination Date" shall mean September 30, 2002.

          (b) On the date which is the sixth business day following the later of the Termination Date or the date that a copy of this Agreement executed by you is received by the Company, the Company shall pay to you in cash an amount equal to three (3) times the sum of Salary plus Average Bonus.

          (c) During the period beginning on the Termination Date and ending on the Benefits Termination Date, the Company shall extend to you the applicable fringe benefits referred to in Sections 3(d) and 3(e) of the Employment Agreement on the terms referred to therein (or the equivalent thereof in all material respects if continuation of participation in benefit plans is not able to be continued under applicable law or the terms of such benefit plans).

          (d) The Company confirms that you will be deemed for all vesting requirements contained in any of the Company's benefit plans, programs or offerings in which you are currently participating (including without limitation with regard to the Company's 1999 Supplemental Executive Retirement Plan (the "SERP") or other benefits and any unvested stock options) to have been employed by the Company until the Expiration Date, with all vested stock options remaining exercisable until the Benefits Termination Date, provided they do not otherwise expire by reaching the end of their stated term.

          (e) You will continue to participate in the Company's SERP on the terms and conditions in effect on the date hereof and as from time to time hereafter amended in accordance with the terms and conditions specified therein.

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You and the Company agree that compliance by the Company with the foregoing provisions will constitute performance in full of the Company's obligations under Sections 4(a) through 4(g) of the Employment Agreement, if and to the extent applicable to the termination of your employment. The provisions of Sections 4(h), 4(i) (as if your employment had been terminated pursuant to Section 4(e) or 4(f) of the Employment Agreement), 5, 6, 7, 8, 10, 11, 12 and 17 of the Employment Agreement shall survive the effectiveness of this Agreement and shall, to the extent applicable, apply to the provisions of this Agreement.

     4. Expenses. Within 60 days you will submit requests for reimbursement for all legitimate, business-related expenses incurred by you prior to the Termination Date, along with supporting documentation, and that no further reimbursement will be due you from the Company or any of its subsidiaries upon reimbursement by the Company to you of such expenses.

     5. Acknowledgement of Full Payment. You acknowledge and agree that the payments provided under paragraph 2 of this Agreement are in complete satisfaction of any and all compensation due to you from the Company, whether for services provided to the Company or otherwise, through the Termination Date and that, except as expressly provided under this Agreement, no further compensation is owed to you.

     6.   Confidentiality.

          (a) You agree that you will not disclose this Agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and to your legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others; provided, however, that you may disclose such terms and provisions (i) as may become publicly available otherwise than by reason of your or their violation of the foregoing, (ii) as may be required by law or legal process or (iii) to the extent required to enforce your rights hereunder.

          (b) The Company agree that it will not disclose this Agreement or any of its terms or provisions, directly or by implication, except to its directors, officers, employees, advisors and agents who are reasonably required to know such terms and provisions in the course of the performance of their duties to the Company, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others; provided, however, that the Company may disclose such terms and provisions (i) as may become publicly available otherwise than by reason of its or their violation of the foregoing, (ii) as may be required by law or legal process (including without limitation the 1934 Act) or (iii) to the extent required to enforce its rights hereunder. You acknowledge that the terms of this Agreement will have to be disclosed, and that this Agreement will have to be filed as an exhibit, pursuant to the 1934 Act.

     7. Non-Disparagement. You agree that you will continue to use your best efforts to support and promote the interests and reputation of the Company and its subsidiaries in the community (without any obligation to devote time or financial resources in connection

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therewith); you will not do or say anything that might be detrimental to the business or reputation of the Company or any of its subsidiaries; or that might disparage the Company or any of its subsidiaries or any of its or their past or present directors, officers, employees, agents, or stockholders or any other persons, corporations and other entities connected with them; and that you will not otherwise do or say anything that could disrupt the good morale of the employees of the Company and its subsidiaries or otherwise harm its or their interests or reputation.

     8. Public Announcements. You and the Company will mutually agree (such agreement not to be unreasonably withheld) on the text of a press release to be made by the Company announcing the termination of your employment. You will direct all inquiries for references on your behalf to the Chairman of the Company.

     9.   Release of Claims.

          (a) In consideration of the Company's covenants in Section 3 above, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights or claims, whether known or unknown, that you have had in the past, now have, or might now have, in any way related to, connected with or arising out of your employment or its termination or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the fair employment practices statutes of the state or states in which you have provided services to the Company or any other federal, state or local law, regulation or other requirement and you hereby release and forever discharge the Company and its subsidiaries and other affiliates and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, agents, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all such causes of action, rights or claims; provided, however, that, if and to the extent that a third party asserts a claim against you with respect to which you would be entitled to indemnification as a director or officer of the Company or any subsidiary, you do not release the Company or such subsidiary from such indemnification obligations.

          (b) This Agreement, including the release of claims set forth the paragraph immediately above, creates legally binding obligations and the Company therefore advises you to consult an attorney before signing this Agreement. In signing this Agreement, you give the Company assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity, before signing this Agreement, to consider its terms and to consult with an attorney, if you wished to do so, or to consult with any other person referred to in Section 6(a) above; and that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

          (c) The Company agrees that this Agreement shall be in complete and final settlement of and releases you, your heirs, executors, administrators and assigns and all others connected with you, from, any and all causes of action, rights or claims which the

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         Company have had in the past or now have against you in any way related to or arising out of your employment and its termination; provided, however, that the Company does not release you from any claim arising out of any conduct by you that was not undertaken both in good faith and in the reasonable belief that it was in the best interests of the Company to the extent the Company incurs costs or expenses in connection with third party claims or settlements.

         10.      Miscellaneous.

                  (a) This Agreement constitutes the entire agreement between you and the Company and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only the Employment Agreement, the SERP, any stock options held by you and your obligations with respect to the securities of the Company, all of which shall remain in full force and effect in accordance with their terms.

                  (b) This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Chairman of the Company or his expressly authorized designee. The captions and headings in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

                  (c) The obligation of the Company to make payments to you or on your behalf under this Agreement is expressly conditioned upon your continued full performance of your obligations under this Agreement and under the Employment Agreement.

                  (d) This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same document. This Agreement shall be binding upon, and shall inure to the benefit of the successors and assigns of the parties hereto.

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         If the terms of this Agreement are acceptable to you, please sign, date and return it to me within twenty-one days of the date you receive it. You may revoke this Agreement at any time during the seven-day period immediately following the date of your signing. If you do not revoke it, then, at the expiration of that seven-day period, this letter will take effect as a legally-binding agreement between you and the Company on the basis set forth above. The enclosed copy of this letter, which you should also sign and date, is for your records.

                                    Sincerely,

                                    APPLIED EXTRUSION TECHNOLOGIES, INC.


                                    By:   /s/ Amin J. Khoury
                                          Amin J. Khoury
                                          Chairman

Accepted and agreed:


Signature: /s/ Thomas E. Williams

Date: September 30, 2002

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